Distribution Agreement – CFST CFST I CFST II

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of June 15, 2021, by and between each trust being hereinafter referred to as a “Trust” and collectively the “Trusts” and each series of a Trust, if any, as listed on Schedule I, if any, being hereinafter referred to as a “Fund” with respect to that Trust, but for any Trust that does not have any separate series, then any reference to the “Fund” is a reference to that Trust, as relevant), and Columbia Management Investment Distributors, Inc., a Delaware corporation (the “Distributor”). Absent written notification to the contrary by either the applicable Trust or the Distributor, each new investment portfolio of the Trust established in the future shall automatically become a “Fund” for all purposes hereunder and shares of each new class established in the future shall automatically become “Shares” for all purposes hereunder as if set forth on Schedule I as applicable and effective as of the date listed in Schedule I, as it may be separately amended from time to time. For the avoidance of doubt, the provisions of this Agreement shall apply separately with respect to each Trust and Fund, as relevant.

WHEREAS, each Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Trust desires to retain the Distributor as the exclusive distributor of the units of beneficial interest in all classes of shares (“Shares”) of the Trust and each Fund, if applicable, and the Distributor is willing to render such services;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (the “FINRA”):

WHEREAS, Columbia Funds Series Trust and the Distributor had entered into an Amended and Restated Distribution Agreement dated as of March 1, 2016 (as amended, modified, supplemented and in effect from time to time, the “CFST Agreement”), pursuant to which the Distributor agreed to provide services pursuant to the terms and conditions set forth therein, which agreement is hereby replaced by this Agreement;

WHEREAS, Columbia Funds Series Trust I and the Distributor had entered into an Amended and Restated Distribution Agreement dated as of March 1, 2016 (as amended, modified, supplemented and in effect from time to time, the “CFST I Agreement”), pursuant to which the Distributor agreed to provide services pursuant to the terms and conditions set forth therein, which agreement is hereby replaced by this Agreement;

WHEREAS, Columbia Funds Series Trust II and the Distributor had entered into an Amended and Restated Distribution Agreement dated as of March 1, 2016 (as amended, modified, supplemented and in effect from time to time, the “CFST II Agreement” and collectively with the CFST Agreement and CFST I Agreement, the “Previous Agreements”), pursuant to which the Distributor agreed to provide services pursuant to the terms and conditions set forth therein, which agreement is hereby replaced by this Agreement; and

WHEREAS, each Trust and the Distributor desire to amend and restate the Previous Agreements to consolidate the Previous Agreements into a single agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. SERVICES AS DISTRIBUTOR.

1.1. The Distributor will act as agent for the distribution of Shares in accordance with any instructions of each Trust’s Board of Trustees, as applicable (the Board of Trustees, as applicable, hereinafter referred to as the “Board”), and with the registration statement applicable to each Trust then in effect under the Securities Act of 1933, as amended (the “1933 Act”), and will transmit promptly any orders properly received by it for the purchase or redemption of Shares to each Trust or its transfer agent, or their designated agents. As used in this Agreement, the term “registration statement” shall mean any registration statement, specifically including, but not limited to, any then-current prospectus together with any related then-current statement of additional information, filed with the SEC with respect to Shares, and any amendments and supplements thereto which at any time shall have been filed.

1.2. The Distributor agrees to use reasonable efforts to solicit orders for the sale of Shares and will undertake such advertising and promotion, as it believes appropriate in connection with such solicitation. The Distributor agrees to offer and sell Shares at the applicable public offering price or net asset value next determined after an order is received, in accordance with the terms and conditions set forth in the then-current prospectus(es) applicable to the Fund. Each Trust understands that the Distributor is and may in the future be the distributor of shares of other investment company portfolios including portfolios having investment objectives similar to those of the Trust and the Funds, as applicable. Each Trust further understands that existing and future investors in the Trust and each Fund, if applicable, may invest in shares of such other portfolios. Each Trust agrees that the Distributor’s duties to such portfolios shall not be deemed in conflict with its duties to the Trust under this paragraph 1.2. The Distributor agrees that any outstanding shares of a Fund may be tendered for redemption at any time in accordance with the terms and conditions set forth in the then-current prospectus.

1.3. The Distributor shall, at its own expense, finance such activities as it deems reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature.

1.4. Each Trust shall be responsible for expenses relating to the execution of any and all documents and the furnishing of any and all information and otherwise taking, or causing to be taken, all actions that may be reasonably necessary in connection with the registration of Shares under the 1933 Act and the Trust under the 1940 Act and the qualification of Shares for sale under the so-called “blue sky” laws in such states as the Trust directs and in such states as the Distributor may recommend to the Trust which the Trust approves, and the Trust shall pay all fees and other expenses incurred in connection with such registration and qualification.

1.5. The Distributor shall be responsible for preparing, reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications) with respect to each Trust and each Fund, if applicable, and shall file with the FINRA or the appropriate regulators all such materials as are required to be filed under applicable laws and regulations in compliance with such laws and regulations.

1.6. In connection with all matters relating to this Agreement, each Trust and the Distributor agree to comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, the regulations of the FINRA and all other applicable federal and state laws, rules and regulations. The Distributor agrees to provide each Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, such laws, rules and regulations.

1.7. Whenever in their judgment such action is warranted by unusual market, economic or political conditions, or by other circumstances of any kind, each Trust’s officers may decline to accept any orders for, or make any sales of, Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

1.8. Each Trust shall furnish from time to time, for use in connection with the sale of Shares, such information with respect to the operations and performance of the Trust and each Fund, if applicable, and Shares as the Distributor may reasonably request and the Trust warrants that such information shall be true and correct. Without limiting the foregoing, each Trust shall also furnish the Distributor upon reasonable request by it : (a) audited annual and unaudited semi-annual statements of the Trust’s books and accounts with respect to the Trust and each Fund, if applicable, and (b) from time to time such additional information regarding the financial condition of the Trust and each Fund, if applicable.

1.9. Each Trust may from time-to-time adopt one or more distribution plans pursuant to Rule 12b-1 under the 1940 Act. As compensation for services rendered hereunder, the Distributor shall be entitled to receive from each Trust/Fund the payments set forth on Schedule II attached hereto, as the same may be amended from time-to-time by agreement of the parties hereto. In addition, the Distributor shall be entitled to retain any front-end sales charge imposed upon the sale of Shares (and have the right to reallow a portion thereof) as specified in each Trust’s registration statement and the Trust or its agent shall pay to the Distributor the proceeds from any contingent deferred sales charge imposed on the redemption of Shares as specified in the Trust’s registration statement, subject to its adherence to applicable disclosure and other requirements. The Distributor, from time to time, may assign to any third party all or any portion of amounts payable to the Distributor under this Agreement.

1.10. The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of Rule 12b-1 payments received by the Distributor, if any.

1.11. The Distributor is authorized to enter into written agreements (“Selling Agent Agreements”) with banks, broker/dealers, insurance companies and other financial institutions

(collectively, “Intermediaries”), on terms and conditions consistent with this Agreement and all applicable laws, regulations and exemptive relief. The Selling Agent Agreements shall be on the general forms that are approved by the Board. The Distributor also may enter into other forms of agreements relating to selling agent activities and support as it deems appropriate, provided that the Distributor determines that each Trust’s responsibility or liability to any person under, or on account of any acts or statements of any such Intermediary under, any such agreement does not exceed its responsibility or liability under the general form(s) of Selling Agent Agreement approved by the Board, and provided further that the Distributor determines that the overall terms of any such agreement are not materially less advantageous to the Trust than the overall terms of the general form(s) of Selling Agent Agreement approved by the Board. In entering into and performing any agreements, the Distributor shall act as principal and not as agent for the applicable Trust or any Fund, if applicable. Upon the failure of any Intermediary to pay for any order for the purchase of Shares in accordance with the terms of the applicable Trust’s or any Fund’s, if applicable, prospectus, the Trust or any Fund, if applicable, shall have the right to cancel the sale of such Shares and thereupon the Distributor shall be responsible for any loss sustained as a result thereof.

2. REPRESENTATIONS; INDEMNIFICATION.

2.1. Each Trust represents to the Distributor that all registration statements with respect to Shares and shareholder reports with respect to the Trust or any Fund, if applicable, filed by the Trust with the SEC, have been prepared in conformity with the requirements of the 1933 Act, the 1934 Act and the 1940 Act, as applicable, and rules and regulations of the SEC thereunder. Each Trust/Fund further represents and warrants to the Distributor that any registration statement, when such registration statement becomes effective, and any shareholder report, when such report is filed, will contain all statements required to be stated therein in conformity with the 1933 Act, the 1934 Act and the 1940 Act, as applicable, and the rules and regulations of the SEC; that all statements of fact contained in any such registration statement or shareholder report will be true and correct in all material respects when such registration statement becomes effective, or when such shareholder report is filed; and that no registration statement, when such registration statement becomes effective, and no shareholder report, when such shareholder report is filed, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares; provided, however, that the foregoing representations and warranties shall not apply to any untrue statement of material fact or omission made in any registration statement or shareholder report in reliance upon and in conformity with any information furnished to the applicable Trust by the Distributor or any affiliate thereof and used in preparation thereof. Each Trust authorizes the Distributor and authorized Intermediaries to use any prospectus or statement of additional information in the form furnished from time-to-time in connection with the sale of Shares and represented by the Trust as being the then-current form of prospectus or then-current form of statement of additional information.

2.2. Each Trust agrees to indemnify, defend and hold the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and all reasonable counsel fees incurred in connection therewith) which the Distributor, its officers and directors, or any such controlling person, may incur under the 1933 Act or under common law or otherwise, arising out of or based upon (a) any material breach by the Trust of any provision of this Agreement, or (b) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or shareholder report or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in any registration statement or shareholder report or necessary to make any statement in such documents not misleading; provided, however, that each such Trust’s agreement to indemnify the Distributor, its officers and directors, and any such controlling person shall not cover any claims, demands, liabilities or expenses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement or shareholder report or in any financial or other statements in reliance upon and in conformity with any information furnished to the Trust by the Distributor or any affiliate thereof and used in the preparation thereof; and further provided that each such Trust’s agreement to indemnify the Distributor, its officers and directors, and any such controlling person shall not be deemed to cover any liability to the Trust or its shareholders to which the Distributor, is officers and directors, or any such controlling person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the duties of the Distributor, its officers or directors, or any controlling person thereof, or by reason of the reckless disregard of the obligations and duties under this Agreement by the Distributor, its officers or directors, or any controlling person thereof.

Each Trust’s agreement to indemnify, as set forth herein, the Distributor, its officers and directors, and any controlling person thereof, as set forth herein, is expressly conditioned upon the Trust’s being notified of any action brought against the Distributor, its officers or directors, or any controlling person thereof, such notification to be given in writing and to be transmitted by personal delivery, first class mail, overnight courier, facsimile or other electronic means to the Trust within a reasonable period of time after the summons or other first legal process shall have been served. The failure to so notify the applicable Trust of any such action shall not relieve the Trust from any liability hereunder, which the Trust may have to the person against whom, such action is brought, except to the extent the Trust has been actually prejudiced by such delay. Each Trust will be entitled to assume at its own expense the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Trust and approved by the Distributor, which approval shall not unreasonably be withheld. In the event the applicable Trust elects to assume the defense of any such suit and retain counsel of good standing approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but if the applicable Trust does not elect to assume the defense of any such suit, or if the Distributor reasonably does not approve of counsel chosen by the Trust, the Trust will reimburse the Distributor, its officers and directors, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Distributor or them.

Each Trust’s indemnification agreement contained in this paragraph 2.2 and each such Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers or directors, or any controlling person thereof, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of its several officers and directors, and their respective estates, and to the benefit of the controlling persons and their successors. Each Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers, Trustees, or Directors in connection with the issue and sale of any Shares.

2.3. The Distributor agrees to indemnify, defend and hold each Trust, its respective several officers, Trustees and Directors, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigation or defending such claims, demands or liabilities and all reasonable counsel fees incurred in connection therewith) which each Trust, its respective officers, Trustees or Directors or any such controlling person, may incur under the 1933 Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers, Trustees or Directors, or such controlling person resulting from such claims or demands, shall arise out of or be based upon (a) any untrue, or alleged untrue, statement of a material fact contained in information furnished by the Distributor or any affiliate thereof to the Trust or its counsel and used in the Trust’s registration statement or shareholder reports, or any omission, or alleged omission, to state a material fact in connection with such information furnished by the Distributor or any affiliate thereof to the Trust or its counsel required to be stated in such information or necessary to make such information not misleading, (b) any untrue statement of a material fact contained in any sales literature prepared by the Distributor, or any omission to state a material fact required to be stated therein or necessary to make such sales literature not misleading (except to the extent arising out of information furnished by the Trust to the Distributor for use therein), (c) any willful misfeasance, bad faith or negligence in the performance of the Distributor’s obligations and duties under the Agreement or by reason of its reckless disregard thereof, or (d) any breach by the Distributor of any provision of this Agreement.

The Distributor’s agreement to indemnify each Trust, its respective officers, Trustees and Directors, and any controlling person thereof, as set forth herein, is expressly conditioned upon the Distributor’s being notified of any action brought against the Trust, its respective officers, Trustees or Directors, or any controlling person thereof, such notification to be given in writing and to be transmitted by personal delivery, first class mail, overnight courier, facsimile, e-mail or other electronic means to the Distributor by the person against whom such action is brought, within a reasonable period of time after the summons or other first legal process shall have been served. The failure to so notify the Distributor of any such action shall not relieve the Distributor or any affiliate thereof from any liability hereunder, which the Distributor or any affiliate thereof may have to each Trust, its respective officers, Trustees, or to controlling person thereof by reason of any such untrue or alleged untrue statement, or omission or alleged omission, or other conduct covered by this indemnity agreement, except to the extent the Distributor has been actually prejudiced by such delay. The Distributor shall have the right to control the defense of such action, with counsel of good standing of its own choosing, approved by the Board which approval shall not unreasonably be withheld, if such action is based solely upon such misstatement or omission, or alleged misstatement or omission, on the Distributor’s part or any affiliate thereof.

2.4. Each Trust agrees to advise the Distributor as soon as reasonably practicable of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement then in effect or of the initiation of any proceeding for that purpose. Thereafter, no Shares shall be offered by either the Distributor or the applicable Trust and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus, as required by Section 10(b) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph 2.4 shall in any way restrict or have any application to or bearing upon the Trust’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Fund’s prospectus(es) or of the Declaration of Trust.

3. CONFIDENTIALITY.

Each Trust and Distributor may receive from each other information, or access to information, about the shareholders generally and specifically (collectively, “Shareholder Information”) including, but not limited to, nonpublic personal information such as a shareholder’s name, address, telephone number, account relationships, account balances and account histories. Each Trust and the Distributor agrees, on behalf of their respective agents and employees that all information, including Shareholder Information, obtained pursuant to this Agreement shall be considered confidential information. Except as permitted by law or required by order of a court or governmental authority, including by any self-regulatory organization, having jurisdiction over the parties, none of the parties shall disclose Shareholder Information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement, including, among other uses, its use under applicable provisions of the SEC’s Regulation S-P in the ordinary course of carrying out the purposes of this Agreement.

4. ANTI-MONEY LAUNDERING PROGRAM.

The Distributor represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; and (b) will notify each Trust promptly if an inspection by the appropriate regulatory authorities of the AML Program identifies any material deficiency, and (c) will promptly remedy any material deficiency regarding the AML Program of which it learns.

5. RULE 22c-2.

Each Trust and the Distributor agree to comply with the requirements of Rule 22c-2 of the 1940 Act. Further, each Trust represents that the Board has made the findings contemplated by Rule 22c-2(a)(1).

6. LIMITATIONS OF LIABILITY.

The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Trust or any Fund, if applicable, in connection with matters to which this Agreement relates, except as provided in paragraph 2.3 hereof, and except a loss resulting from the willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

7. TERM.

7.1. This Agreement shall become effective on the date of its execution and, unless sooner terminated as provided herein, shall continue in effect for a period of two (2) years from the date written above. This Agreement shall thereafter continue from year to year, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of each Trust or any Fund, if applicable, provided that in either event the continuance is also approved by the majority of the members of the Board who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval.

7.2. This Agreement is terminable with respect to each Trust or any Fund without penalty, on not less than sixty (60) days’ written notice, by the Board, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Trust or any Fund, if applicable, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Upon termination, the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination and the provisions of Sections 2, 3, 5, 7.2, 8, 9 and 10.

8. LIMITED RECOURSE

A reference to each Trust and the Trustees or Directors, as applicable, of each Trust refer respectively to the applicable Trust created by the Declaration of Trust or articles of incorporation and the Trustees or Directors as Trustees or Directors but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of each Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer, director or shareholder shall be personally liable for any such liabilities. All persons dealing with any Trust or any Fund, if applicable, must look solely to the property belonging to such Trust or any Fund, if applicable, for the enforcement of any claims against the Trust.

9. NO THIRD-PARTY BENEFICIARIES.

For the avoidance of doubt, and without in any way indicating or implying that there are any third-party beneficiaries to the Agreement or any other agreement to which Trust or any series thereof is a party, no person other than each Trust and the Distributor shall be deemed to be a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than each Trust and the Distributor (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against a Trust or the Distributor, or (ii) create or give rise to any duty or obligation on the part of the Distributor or a Trust (including without limitation any fiduciary or other duty) to any person.

10. MISCELLANEOUS.

10.1. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

10.2. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts as in effect as of the date hereof and the applicable provisions of the 1940 Act. To the extent that the applicable law of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. Each Trust and the Distributor hereby consent to the jurisdiction of a state of federal court situated in the Commonwealth of Massachusetts in connection with any dispute arising hereunder. Any action or dispute between any Trust and the Distributor arising out of this Agreement shall be brought exclusively in the state or federal courts in the Commonwealth of Massachusetts. Each Trust and the Distributor hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which any such party may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.

11. NOTICES.

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice.

12. COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

A copy of the Agreement and Declaration of Trust of the Trusts that are organized as Massachusetts business trusts are on file with the Secretary of the Commonwealth of Massachusetts, and the Distributor acknowledges that this Agreement is executed on behalf of each Fund by an officer thereof in his or her capacity as an officer thereof and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trusts individually, but are binding solely upon the assets and property of the Trusts. The Distributor further acknowledges that the assets and liabilities of each Fund that is a series of a Trust are separate and distinct and that the obligations of or arising out of this Agreement with respect to each Fund that is a series of a Trust are binding solely upon the assets or property of such Fund. The Distributor also agrees that obligations of or arising out of this Agreement with respect to each Fund that is a series of a Trust shall be several and not joint, in accordance with its proportionate interest hereunder, and agrees not to proceed (by way of claim, set-off or otherwise) against any Fund for the obligations of another Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

EACH TRUST DESIGNATED IN SCHEDULE I, on behalf of its respective Funds, if any

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	President

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.

By:	/s/ Scott E. Couto
Name:	Scott E. Couto
Title:	President